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EXHIBIT 3.1

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
 FILED 09:00 AM 05/25/2001
    010255238 - 3401183


                      ARTICLES OF INCORPORATION
                                  OF
                       DONAR ENTERPRISES, INC.

      The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do hereby adopt the following articles of incorporation:

                ARTICLE ONE - NAME AND MAILING ADDRESS

      The name of the corporation is Donar Enterprises, Inc. and the mailing address of this corporation is 1422 Chestnut Street, Suite #410, Philadelphia, PA 19102.

                   ARTICLE TWO - CORPORATE DURATION

      The duration of the corporation is perpetual.

                       ARTICLE THREE - PURPOSE

      This corporation is organized to engage in any lawful trade or business that can, in the opinion of the board of directors of the corporation, be advantageously carried on.

                     ARTICLE FOUR - CAPITAL STOCK

      The total number of shares of stock which the corporation is authorized to issue is 120,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.001 per share and 20,000,000 shares of preferred stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the board of directors of the corporation.

              ARTICLE FIVE - REGISTERED OFFICE AND AGENT

      The street address of the initial registered office of the corporation is 25 Greystone Manor, in the city of Lewes, County of Sussex, Delaware, 19958, and the name of its initial registered agent at such address, is Harvard Business Services, Inc. whose address is the same as above.

                       ARTICLE SIX  - DIRECTORS

      The number of directors constituting the initial board of directors of the corporation is one. The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is:

      William Tay, 1422 Chestnut Street, Suite #410, Philadelphia,
PA 19102

                    ARTICLE SEVEN - INCORPORATORS

      The name and address of the person signing these Articles of Incorporation is:

      William Tay, 1422 Chestnut Street, Suite #410, Philadelphia,
PA 19102

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                   ARTICLE EIGHT - INDEMNIFICATION

      The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

                       ARTICLE NINE - AMENDMENT

      This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

      Executed by the undersigned at on June 6, 2001.


                                   /s/ William Tay
                                   -------------------------
                                   William Tay
                                   Incorporator

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